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                         TELEPHONE AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 7th day of December, 2001 by and between Stonebridge Funds Trust, a Delaware business trust having its principal office and place of business at 1801 Century Park East, Los Angeles, California 90067 ("Stonebridge"), and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office and place of business at 370 17th Street, Suite 3100, Denver, Colorado 80202 ("ALPS").

WHEREAS, Stonebridge desires to appoint ALPS to provide services as its telephone servicing agent for the Stonebridge Growth and Stonebridge Aggressive Growth Funds (the "Funds"), and ALPS desires to accept such appointment; and

WHEREAS, the telephone hotline number for telephone servicing calls (the "Hotline") is used to provide information and record personal data from the public for literature fulfillment in furtherance of Stonebridge educational activities with respect to the Products.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree:

1.       COMMENCEMENT DATE.

         ALPS shall, on or about December 7, 2001, begin accepting incoming telephone calls on the Hotline, Monday through Friday, between the hours of 9:00 a.m. and 8:00 p.m. Eastern Time.

2.       DUTIES OF ALPS.

         (a) ALPS shall answer calls on behalf of Stonebridge by using such language as "Hello, you have reached the Stonebridge hotline" or other reasonable language as provided by or agreed to with Stonebridge.

         (b) ALPS agrees to use only the information provided by Stonebridge in answering calls. This information is limited to the current prospectuses, product descriptions, and NASD approved sales literature for the Products. ALPS will, on a good faith basis, give callers any information requested regarding the Products found in the information provided by Stonebridge.

         (c) ALPS shall record names, addresses and any other data reasonably requested by Stonebridge to fulfill literature requests. ALPS shall communicate such data to Stonebridge or directly to a fulfillment company each night after 8:00 p.m. Eastern Time via e-mail or some other method to be determined later, but such method will be at no additional cost to ALPS under this Agreement.

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         (d)      ALPS shall not make outgoing calls, solicitations, offers, sales, recommendations, advice nor engage in any activities prohibited by the SEC, NASD, or any State rules or regulations.

3.       DUTIES OF STONEBRIDGE.

         Stonebridge shall pay for any set up and equipment costs for all incoming telephone calls.

4.       TERMINATION.

         The initial term of this Agreement shall be for one (1) year from the commencement of services. After the initial term, this Agreement may be terminated by either party upon thirty (30) days written notice to the other party.

5.       COMPENSATION.

         Stonebridge will pay ALPS $2.00 per call calculated and paid monthly in arrears.

6.       INDEMNIFICATION.

         Stonebridge shall defend, indemnify and hold harmless ALPS and its employees for any damages or claims arising from the services provided herein (provided such services are limited to the educational activities contracted for in this agreement), or the loss of data from computer or telephonic storage or transmission errors, unless such damages or claims arise from the bad faith, gross negligence or willful misconduct of ALPS, its agents or employees. ALPS will not be held responsible for non-performance in light of power outage, break in telephone service, or any other situation beyond ALPS' control that may prevent ALPS from performing the services provided herein.

7.       CONFIDENTIALITY.

         ALPS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of Stonebridge all nonpublic personal records and other nonpublic personal information of prior, present, or potential Shareholders of Stonebridge, and not to use such records and information for any purpose other than the performance of its responsibilities and duties under this Agreement and as otherwise may be permitted by law.

8.       ASSIGNMENT.

         This Agreement including any rights or obligations hereunder may not be assigned by either party without the prior written consent of the other party.


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9.       AMENDMENT.

         This Agreement may only be amended by a written agreement executed by both parties.

10.      HEADINGS.

         The headings have been inserted for convenience only and are not to be considered when interpreting the provisions of this Agreement.

11.      WAIVER.

         The waiver by either party of a breach of any of the covenants, conditions, or provisions of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach.

12.      CERTAIN SECTIONS INVALID.

         If any provision(s) of this Agreement is held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, they are to that extent deemed omitted and the remaining provisions of this Agreement shall remain in full force and effect.

13.      GOVERNING LAW.

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Colorado.

14.      BINDING EFFECT.

         This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


ALPS Mutual Funds Services, Inc.

By:___________________________
Name:    Thomas A. Carter
Title:   Chief Financial Officer


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STONEBRIDGE FUNDS TRUST

By:__________________________
Name:
Title:


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